Exhibit 99.01


Contact:
At the Company:                             At the Financial Relations Board:
--------------                              ------------------------------------
Warren Wishart                              212-661-8030
Chief Financial Officer                     Analyst Information:   Lynn Sawyer
212-221-4076                                Media Information:     Deanne Eagle
                                            General Information:   Jeff Bogart


FOR IMMEDIATE RELEASE
----------------------
October 28, 1998


              LESLIE FAY COMPLETES PURCHASE OF WARREN APPAREL GROUP

        --Regains Presence in Evening Dresses, "Better" Price Category--

NEW YORK, N.Y.,  October 28,  1998--The  Leslie Fay Company,  Inc. (OTC Bulletin
Board: LFAY) announced today the completion of its purchase of the apparel business of The Warren Apparel Group Ltd., effective today, giving Leslie Fay a renewed presence in the "better" price category for dresses and in evening and social occasion dresses.

         Founded in 1967, The Warren Apparel Group Ltd. is a privately owned, New York City- based manufacturer and wholesaler of women's career, social and evening dresses sold in the "better" and "social occasion" departments of department and specialty stores nationwide primarily under the David Warren, DW3, Warren Petites, Reggio and Rimini labels. Richard Warren and Michael Warren, executive vice presidents of The Warren Apparel Group, will join Leslie Fay. Mrs. Blossom Warren, the chairman and principal shareholder of The Warren Apparel Group, will retire from the business.

         The two companies announced signing a letter of intent in connection with the purchase in early July and a definitive agreement in September. The final purchase price, subject to post closing adjustments, is estimated at approximately $4 million, including assumed liabilities and letters of credit. Warren Apparel is expected to add approximately $40 million to Leslie Fay revenue for 1999. Integrating the purchase during the fourth quarter is expected to modestly reduce earnings for that period, and the business is expected to add to gross margin and profit in 1999.

         "The purchase of Warren Apparel's assets furthers our plan to revitalize Leslie Fay by launching new lines and acquiring well-known labels that broaden Leslie Fay's market presence," John J. Pomerantz, Leslie Fay chairman and chief executive officer, said in making theannouncement. "This acquisition also gives us a presence in the 'better' price category as we move to regain our former position as one of the dominant forces in American apparel."

         "We are pleased to become part of the Leslie Fay family," Richard Warren said. "Joining with Leslie Fay will strengthen our position in the market and facilitate future growth."

         A leading designer, manufacturer and marketer of women's apparel since 1947, The Leslie Fay Company, Inc. sells its dresses and sportswear through leading department and specialty stores nationwide. The company's brands include Leslie Fay--one of the best-known trademarks in women's apparel, Haberdashery by Leslie Fay Sportswear, Joan Leslie, and HUE.

To receive additional information about The Leslie Fay Company, Inc. at no charge, dial
                      1-800-PRO-INFO and enter code LFAY.

                                      # # #

         Statements contained herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to, the uncertainty of potential manufacturing difficulties, the dependence on key personnel and customers, the possible impact of competitive products and pricing, the company's continued ability to finance its operations, general economic conditions, and the achievement and maintenance of profitable operations and positive cash flow.